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                                                                EXHIBIT 99.15(a)

                        CLASS B SHARES DISTRIBUTION PLAN

                                       OF

                           SUMMIT CASH RESERVES FUND
                                       OF
                      FINANCIAL INSTITUTIONS SERIES TRUST

                             PURSUANT TO RULE 12b-1

     DISTRIBUTION PLAN made as of the       day of            , 1998, by and
between FINANCIAL INSTITUTIONS SERIES TRUST, a Massachusetts business trust (the "Trust"), and PRINCETON FUNDS DISTRIBUTOR, INC., a Delaware corporation
("PFD").

                             W I T N E S S E T H :
                             -------------------

     WHEREAS, the Trust is engaged in business as an open-end investment company registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"); and

     WHEREAS, the Trust is authorized to establish separate series ("Series"), each of which will offer separate classes of shares of beneficial interest, par value $0.10 per share (the "Shares") to selected groups of purchasers; and

     WHEREAS, PFD is a securities firm engaged in the business of selling shares of investment companies either directly to Purchasers or through other securities dealers; and

     WHEREAS, the Trust proposes to enter into a Class B Shares Distribution Agreement with PFD, pursuant to which PFD will act as the exclusive distributor and representative of the Trust in the offer and sale of Class B shares of beneficial interest, par value $0.10 per share (the "Class B shares"), of the SUMMIT CASH RESERVES FUND (the "Fund") series of the Trust to the Public; and

     WHEREAS, the Trust desires to adopt this Class B Distribution Plan (the "Plan") pursuant to Rule 12b-1 under the Investment Company Act, pursuant to which the Trust will pay a distribution fee to PFD with respect to the Fund's Class B shares; and

     WHEREAS, the Trustees of the Trust have determined that there is a reasonable likelihood that adoption of the Plan will benefit the Fund and its Class B shareholders;

     NOW, THEREFORE, the Trust hereby adopts, and PFD hereby agrees to the terms of, the Plan in accordance with Rule 12b-1 under the Investment Company Act on the following terms and conditions:

        1. The Trust shall pay PFD a distribution fee under the Plan at the end of each month at the annual rate of 0.75% of the Fund's average daily net assets relating to Class B shares of the Fund to compensate PFD and Securities Firms (as defined below) with which PFD enters into related agreements pursuant to Paragraph 2(a) hereof ("Sub-Agreements") for
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providing sales and promotional activities and services, and Participating
Underwriters (as defined below) with which PFD enters into Exchange and Service Agreements ("Service Agreements") pursuant to Paragraph 2(b) hereof. The activities and services for which compensation will be paid hereunder will relate to the direct or indirect sale, promotion and marketing of the Class B shares of the Fund and payments related to the furnishing of services to shareholders by sales and marketing personnel. Such expenditures may consist of sales commissions to financial consultants for selling Class B shares of the Fund, compensation, sales incentives and payments to sales and marketing personnel, and the payment of expenses incurred in its sales and promotional activities, including advertising expenditures related to the Fund, the costs of preparing and distributing promotional materials and the costs of providing services to shareholders including assistance in connection with inquires related to shareholder accounts. Without limiting the generality of the foregoing, PFD may use all or a portion of the distribution fees paid hereunder to compensate Participating Underwriters for their indirect efforts in selling Class B shares of the Fund, it being recognized that the sale of Class B shares of the Fund will result from their sales of CDSC Shares of Participating Funds (each as defined below) and their participation in the exchange program between the Fund and the Participating Funds (the "Exchange Program"). The distribution fee may also be used to pay the financing costs of carrying the unreimbursed expenditures described in this Paragraph 1. Payment of the distribution fee described in this Paragraph 1 shall be subject to any limitations set forth in any applicable regulation of the National Association of Securities Dealers, Inc.

        2. (a) The Trust hereby authorizes PFD to enter into Sub-Agreements with certain securities firms ("Securities Firms"), including Merrill Lynch, Pierce, Fenner & Smith Incorporated, to provide compensation to such Securities Firms for activities and services of the type referred to in Paragraph 1 hereof. PFD may reallocate all or a portion of its distribution fee to such Securities Firms as compensation for the above-mentioned activities and services. Such compensation will be in an amount as set forth in the individual Sub-Agreements. Such Sub-Agreement shall provide that the Securities Firms shall provide PFD with such information as is reasonably necessary to permit PFD to comply with the reporting requirements set forth in Paragraph 3 hereof.

     (b) The Trust hereby authorizes PFD to enter into Service Agreements with certain securities firms ("Participating Underwriters") that serve as the principal underwriters to Participating Funds. Participating Funds are non-money market open-end management investment companies (or separate portfolios thereof) that have agreed to participate in the Exchange Program. Neither the Participating Underwriter nor the investment adviser to any Participating Fund will be an affiliated person of PFD or the Trust. Shares ("CDSC Shares") of a Participating Fund that were purchased at net asset value, but subject to a contingent deferred sales charge ("CDSC") and a distribution fee pursuant to a Rule 12b-1 distribution plan will be exchanged into Class B shares of the Fund pursuant to the Exchange Program. The Service Agreements generally shall provide, among other things, that PFD will pay Participating Underwriters all or a portion of distribution fees received by PFD and any CDSCs received by PFD in respect of CDSC Shares exchanged for Class B shares of the Fund. Such payments shall be to compensate the Participating Underwriters for their activities referred to in Paragraph 1 hereof. Such compensation will be in an amount as set forth in the individual Service Agreements. Such Service Agreements shall provide that the Participating
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Underwriters shall provide PFD with such information as is reasonably necessary to permit PFD to comply with the reporting requirements as set forth in Paragraph 3 hereof.

        3. PFD shall provide the Trust for review by the Board of Trustees, and the Trustees shall review at least quarterly, a written report complying with the requirements of Rule 12b-1 regarding the disbursement of the distribution fee during such period. This report shall include an itemization of the distribution expenditures incurred on behalf of the Fund and its Class B shareholders, the purpose of such distribution expenditures and a description of the benefits derived by the Fund and its Class B shareholders therefrom.

        4. The Plan shall not take effect until it has been approved, together with any related agreements, by votes of a majority of both (a) the Trustees of the Trust and (b) those Trustees of the Trust who are not "interested persons" of the Trust, as defined in the Investment Company Act, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Rule 12b-1 Trustees"), cast in person at a meeting or meetings called for the purpose of voting on the Plan and such related agreements.

        5. The Plan shall continue in effect for so long as such continuance is specifically approved at least annually in the manner provided for approval of the Plan in Paragraph 4.

        6. The Plan may be terminated at any time by vote of a majority of the Rule 12b-1 Trustees, or by vote of a majority of the outstanding Class B voting securities of the Fund.

        7. The Plan may not be amended to increase materially the rate of payments by the Fund provided for herein unless such amendment is approved by at least a majority, as defined in the Investment Company Act, of the outstanding Class B voting securities of the Fund, and by the Trustees of the Trust in the manner provided for in Paragraph 4 hereof, and no material amendment to the Plan shall be made unless approved in the manner provided for approval and annual renewal in Paragraph 4 hereof.

        8. While the Plan is in effect, the selection and nomination of Trustees who are not interested persons, as defined in the Investment Company Act, of the Trust shall be committed to the discretion of the Trustees who are not interested persons.

        9. The Trust shall preserve copies of the Plan and any related agreements and all reports made pursuant to Paragraph 3 hereof, for a period of not less than six years from the date of this Plan, or the agreements or such report, as the case may be, the first two years in an easily accessible place.

        10. The Declaration of Trust establishing the Trust, dated July 10, 1987, a copy of which, together with all amendments thereto (the "Declaration"), is on file in the office of the Secretary of the Commonwealth of Massachusetts, provides that the name "Financial Institutions Series Trust" refers to the Trustees under the Declaration collectively as Trustees, but not as individuals or personally; and no Trustee, shareholder, officer, employee or agent of the Trust shall be held to any personal liability, nor shall resort be had to their private property for the satisfaction of any obligation or claim of the Trust but the "Trust Property" only shall be liable.
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     IN WITNESS WHEREOF, the parties hereto have executed this Plan as of the date first above written.

             FINANCIAL INSTITUTIONS SERIES TRUST



             By ___________________________________________

             PRINCETON FUNDS DISTRIBUTOR, INC.



             By __________________________________________
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                 CLASS B SHARES DISTRIBUTION PLAN SUB-AGREEMENT

     AGREEMENT made as of the      day of            , 1998, by and between
PRINCETON FUNDS DISTRIBUTOR, INC. ("PFD"), and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED (the "Securities Firm").

                             W I T N E S S E T H :
                             -------------------

     WHEREAS, PFD has entered into an agreement with FINANCIAL INSTITUTIONS SERIES TRUST, a Massachusetts business trust (the "Trust"), pursuant to which it acts as the exclusive distributor for the sale of Class B shares of beneficial interest, par value $0.10 per share (the "Class B shares"), of the SUMMIT CASH RESERVES FUND (the "Fund") series of the Trust; and

     WHEREAS, PFD and the Trust have entered into a Distribution Plan (the "Plan") pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the "Investment Company Act"), pursuant to which PFD receives a distribution fee from the Fund at the annual rate of 0.75% of average daily net assets of the Fund relating to Class B shares for providing sales and promotional activities and services related to the distribution of Class B shares of the Fund; and

     WHEREAS, PFD desires the Securities Firm to perform certain sales and promotional activities and services for the Fund's Class B shareholders and the Securities Firm is willing to perform such activities and services;

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereby agree as follows:

     1. The Securities Firm shall provide sales and promotional activities and services with respect to the sale of the Class B shares of the Fund, and incur distribution expenditures, of the types referred to in Paragraph 1 of the Plan.

     2. As compensation for its activities and services performed under this Sub-Agreement, PFD shall pay the Securities Firm a distribution fee at the end of each calendar month in an amount agreed upon by the parties hereto. Such fee may thereupon be paid by the Securities Firm to distributors of unaffiliated funds from which money has been exchanged into the Fund pursuant to the Exchange Program described in the currently effective Prospectus of the Fund.

     3. The Securities Firm shall provide PFD, at least quarterly, such information as reasonably requested by PFD to enable PFD to comply with the reporting requirements of Rule 12b-1 regarding the disbursement of the distribution fee during such period referred to in Paragraph 3 of the Plan.

     4. This Sub-Agreement shall not take effect until it has been approved by votes of a majority of both (a) the Trustees of the Trust and (b) those Trustees of the Trust who are not "interested persons" of the Trust, as defined in the Investment Company Act, and have no direct or indirect financial interest in the operation of the Plan, this Agreement or any agreements
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related to the Plan or this Agreement (the "Rule 12b-1 Trustees"), cast in person at a meeting or meetings called for the purpose of voting on this Agreement.

     5. This Agreement shall continue in effect for as long as such continuance is specifically approved at least annually in the manner provided for approval of the Plan in Paragraph 4.

     6. This Agreement shall automatically terminate in the event of its assignment or in the event of the termination of the Plan or any amendment to the Plan that requires such termination.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

                     PRINCETON FUNDS DISTRIBUTOR, INC.

                     By __________________________________

                     MERRILL LYNCH, PIERCE, FENNER & SMITH
                              INCORPORATED



                     By __________________________________


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